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                                                                     Exhibit 21



                             List of Subsidiaries

Name                                                    Jurisdiction
----                                                    ------------

Cognizant Technology Solutions A.G.                     Switzerland
Cognizant Technology Solutions Asia Pacific Pte Ltd.    Singapore
Cognizant Technology Solutions Australia Pty Ltd.       Canada
Cognizant Technology Solutions Canada, Inc.             Canada
Cognizant Technology Solutions GmbH i. Gr.              Germany
Cognizant Technology Solutions India Limited            India
Cognizant Technology Solutions Ireland, Ltd.            Ireland
Cognizant Technology Solutions U.K.                     Mauritius
Cognizant Technology Solutions UK Limited               United Kingdom
Cognizant Technology Solutions U.S. Corporation         Delaware